Exhibit 99.1

News Release

Contact:	Stephen Allison Gensym Corporation 781-265-7100

Gensym Releases Fourth-Quarter and Year-End Results

Profitable fourth quarter and continued innovation

Burlington, Mass. – March 24, 2006 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $4,659,000, operating income of $160,000, and net income of $179,000, or $0.02 per diluted share, for the quarter ended December 31, 2005. For the corresponding quarter of 2004, Gensym had revenues of $4,736,000, operating income of $330,000, and net income of $496,000, or $0.06 per diluted share.

For the year ended December 31, 2005, Gensym had revenues of $17,665,000, an operating loss of $609,000, and a net loss of $663,000, or $0.09 per diluted share. In 2004, Gensym had revenues of $17,621,000, operating income of $879,000, and net income of $894,000, or $0.11 per diluted share.

“I am encouraged that fourth quarter revenues rebounded from the disappointing third quarter and that we achieved profitability in the fourth quarter,” said Lowell Hawkinson, Gensym’s chairman, president, and CEO.

“Although 2005 was a difficult year for us financially, we have been keeping up our strong pace of product innovation, with important releases of our flagship G2® product in the second and fourth quarters of 2005 and major new releases of our G2-based products planned for 2006,” continued Hawkinson. “In fact, in 2006 we plan to complete a generational upgrade cycle of our full suite of products that was initiated in late 2001 – a significant milestone accomplishment for the company.

“Our overall partner activity is increasing, with OEM and VAR partners such as Ericsson, Motorola, Nokia, Siemens, and SGS MinnovEX each driving new business. Furthermore, the partner programs we launched last year have helped secure and nurture new productive partnerships, particularly in the Asia Pacific region.

“To improve on our 2005 financial results, we are increasing our tactical focus and strengthening sales leadership while at the same time continuing our technology push and managing our expenses carefully. I am confident that the adjustments we have been making since I returned as CEO will strengthen Gensym and will position us for renewed growth and profitability in 2006.”

Management will hold a conference call to discuss Gensym’s financial results for the quarter and year ended December 31, 2005 on Friday, March 24, 2006 at 2:00 p.m. (EST). Individuals who wish to participate should dial (866) 866-1333 or (404) 260-1421. A replay of the call will be available through the end of the day Friday, March 31, 2006 at (866) 430-1300 or (404) 260-1414. Enter pin 4804300#. Dial ‘4’ to listen to the recording. When prompted, enter confirmation number 20060317286998#.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation. All other trademarks are property of their respective owners.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this news release that relate to prospective events or developments are deemed to be forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the impact of intense competition, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks and factors discussed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intent or obligation to update any forward- looking statement as a result of developments occurring after the date of this news release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$3,176	$2,927
Accounts receivable, net	3,987	4,014
Other current assets	336	664

Total current assets	7,499	7,605

Property and equipment, net	599	918
Deposits and other assets	153	516

Total assets	$8,251	$9,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,129	$2,835
Deferred revenue	4,740	4,202

Total current liabilities	6,869	7,037

Long term deferred revenue	206	108
Capital lease and other long term liabilies, net of current portion	179	263

Total stockholders’ equity	997	1,631

Total liabilities and stockholder’s equity	$8,251	$9,039

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31		Year End December 31
	2005	2004	2005	2004
REVENUES:
Product	$2,070	$1,968	$6,938	$7,344
Services	2,589	2,768	10,727	10,277

Total revenues	4,659	4,736	17,665	17,621

COST OF REVENUES:
Product	155	119	525	707
Services	1,134	1,143	4,561	4,192

Total cost of revenues	1,289	1,262	5,086	4,899

Gross profit	3,370	3,474	12,579	12,722

OPERATING EXPENSES:
Sales and marketing	1,555	1,394	5,406	4,619
Research and development	915	721	3,903	3,289
General and administrative	740	1,029	3,879	3,935

	3,210	3,144	13,188	11,843

Operating income (loss)	160	330	(609)	879

OTHER INCOME (EXPENSE), NET	24	212	(43)	37

Income (loss) before provision for income taxes	184	542	(652)	916

PROVISION FOR INCOME TAXES	5	46	11	22

Net income (loss)	$179	$496	$(663)	$894

Basic earnings (loss) per share	$0.02	$0.07	$(0.09)	$0.12
Diluted earnings (loss) per share	$0.02	$0.06	$(0.09)	$0.11
Weighted average common shares outstanding, basic	7,428	7,256	7,335	7,196
Weighted average common shares outstanding, diluted	8,112	8,395	7,335	8,041